Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Registration Statement on Form S-1 of Nutrastar International Inc. to be filed with the Securities and Exchange Commission on or about January 28, 2010, of our report dated March 24, 2009 on our audit of the consolidated financial statements of YzApp International Inc. and subsidiaries for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1.

/s/ AGCA, Inc.
Arcadia, California
January 28, 2010

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants